Exhibit 99.1

Wednesday, December 3, 2003, 9:00 AM Eastern Time

Press Release

SOURCE: Isolagen, Inc.

Isolagen Shows Positive Results in the Dental Study

HOUSTON, T.X. — (PRNewswire) — December 3, 2003 — Isolagen, Inc. (AMEX: ILE), a biopharmaceutical company specializing in the development and commercialization of autologous cellular therapy for hard and soft tissue regeneration, is pleased to announce that it has received preliminary positive results from the Isolagen Dental Study conducted at the University of Texas Health Science Center Dental Branch (“UTHSC”).

The Isolagen Dental Study is being conducted at UTHSC with 21 patients. Dr. Otis Bouwsma, associate professor at UTHSC, was the principal investigator in Isolagen’s Dental clinical study. Dr. Otis Bouwsma stated, “On a preliminary review of the data of the triple blind study, it is clear the patients we assume received Isolagen have had significant improvements in the two areas of treatment: the deep pocket areas and in the gingival recession areas. A benefit of up to 4 mm was seen is some of the deep pocket areas. This autologous cellular treatment may potentially play a huge role in the way gum recession is treated in the future. The blind on this study will be lifted at the end of December 2003 so a full quantitative data analysis and report will be available in the first quarter of 2004. With what I have seen from a clinical perspective from administrating the procedures chair-side, I am highly encouraged by these preliminary results.”

Mike Macaluso, CEO of Isolagen, stated “Though the UTHSC observations are preliminary, we are very encouraged by these observations and we plan to move forward to start the design of what we hope will be our final Phase III dental study to the United States Food and Drug Administration (“FDA”).”

About Isolagen, Inc.

Isolagen, Inc. (AMEX: ILE) is the parent company of Isolagen Technologies, Inc., which was founded in 1995. Isolagen has focused its efforts in the development of autologous cellular technology that has specific applications in cosmetic dermatology and is exploring applications for periodontal disease, reconstructive dentistry and other health-related markets.

Autologous cellular therapy is a process whereby a patient’s own cells are extracted, reproduced and then reintroduced to the patient for specific cosmetic and medical applications. Unlike other applications for the treatment of dermal defects, Isolagen utilizes only the patient’s unique, living cells to produce the patient’s own collagen. There is no foreign substance utilized in this treatment protocol. Isolagen’s goal is to become the industry leader in the research, development and commercialization of autologous cellular therapy.

This press release contains forward-looking statements and general statements relating to the development of autologous cellular therapy that has specific applications in cosmetic dermatology and also relating to the exploration of applications for periodontal disease, reconstructive dentistry and other health-related markets. The discovery and development of applications for autologous cellular therapy are subject to substantial risks and uncertainties. There can be no assurance that Isolagen’s clinical trials relating to autologous cellular therapy applications for the treatment of dermal defects or gingival recession can be conducted within the timeframe that Isolagen expects, that such trials will yield positive results, or that additional applications for the commercialization of autologous cellular therapy can be identified and advanced into human clinical trials. These and other factors, including, but not limited to those described in Isolagen’s most recent annual report on Form 10-KSB/A filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. Isolagen does not assume any responsibility for updating any forward-looking statements.

Isolagen’s corporate headquarters are located in Houston, TX. For further information, please see www.isolagen.com.

Contact:
Isolagen, Inc.
Michael Macaluso, CEO 713-780-4754
Jeffrey W. Tomz, CFO 713-780-4754